                                  EXHIBIT 10(d)

                  RESTATED AND AMENDED NOTE PURCHASE AGREEMENT
                BETWEEN THE COMPANY AND AETHERWORKS CORPORATION,
                              DATED OCTOBER 14, 1997


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                             AETHERWORKS CORPORATION

                          1997 NOTE PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of October 14, 1997 by and between AetherWorks Corporation, a Minnesota corporation (the "Company"), and Digi International Inc., a Delaware corporation ("Digi") sometimes referred to individually as a "Party" and collectively as the "Parties."

                                 R E C I T A L S

     As of October 10, 1995, the Company and Digi entered into a Note Purchase Agreement, providing for, among other things, the purchase by Digi of a Convertible Note of the Company dated October 10, 1995 in the principal amount of $3,353,235. As provided in the Note Purchase Agreement of October 10, 1995, the Company and Digi also entered into, each as of October 10, 1995,

     (i)       a Security Agreement,
     (ii)      a Manufacturing Agreement, and
     (iii)     a Shareholder Voting Agreement.

     As of June 19, 1996, the Company and Digi entered into a Restated and Amended Note Purchase Agreement which amended and restated in its entirety the Note Purchase Agreement of October 10, 1995. The Restated and Amended Note Purchase Agreement of June 19, 1996 provided, among other things, for:

     (i) the amendment and restatement of the Convertible Note of October 10, 1995, into a Restated and Amended Convertible Note, also dated October 10, 1995, in the principal amount of $3,363,235, (hereinafter referred to as the "Restated and Amended Convertible Note of October 10, 1995");

     (ii) the purchase by Digi of a Convertible Note of the Company dated June 20, 1996 in the principal amount of $1,433,290 (hereinafter referred to as the "Convertible Note of June 20, 1996");

     (iii) on the terms and subject to the conditions of the Restated and Amended Note Purchase Agreement of June 19, 1996, the purchase by Digi of one or more additional notes in the form of the Convertible Note of June 20, 1996, up to the aggregate principal amount of $9,000,000. (Such notes actually purchased by Digi, which have an aggregate principal of $7,000,000 are hereinafter referred to as the "Additional Convertible Notes");

     (iv) a Restated and Amended Security Agreement, which amended and restated in its entirety, as of June 19, 1996, the Security Agreement of October 10, 1995;

     (v) a Restated and Amended Manufacturing Agreement, which amended and restated in its entirety, as of June 19, 1996, the Manufacturing Agreement of October 10, 1995;

     (vi) a Restated and Amended Shareholder Voting Agreement, which amended and restated in its entirety, as of June 19, 1996, the Shareholder Voting Agreement of October 10, 1995;

     (vii)     a Technology Transfer Agreement, entered into June 19, 1996.

     The Parties desire to rescind or further amend and restate such agreements and instruments as provided herein.

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing premises and the Parties' respective rights and obligations set forth in this Agreement, the Company and Digi hereby agree as follows:

     1. RESCISSION OF CERTAIN AGREEMENTS. All written or oral contracts, agreements and understandings between the Parties, EXCEPT FOR the Restated and Amended Agreements and Instruments (as defined in Section 2 below), are hereby rescinded and shall be of no further force or effect. (Such rescinded contracts, agreements and understandings are hereinafter referred to as the "Rescinded Agreements and Instruments.") Each Party (the "Releasing Party") hereby releases the other Party (the "Released Party") and each of the Released Party's officers, directors, shareholders, employees, consultants and agents (collectively "affiliates") from (i) all obligations of the Released Party and its affiliates under the Rescinded Agreements and Instruments and (ii) all actions, causes of action, suits, debts, obligations, losses, costs, claims, promises, damages and demands whatsoever, known or unknown, which the Releasing Party ever had, now has, or hereafter may have against the Released Party and its affiliates (except that such release shall not release or otherwise affect any obligation of the Released Party or its affiliates under this Agreement, the Restated and Amended Agreements and Instruments, or the Equipment Lease (as defined in Section 5.8 below.) The contracts, agreements and understandings between the Parties which are rescinded hereby include, without limitation, the Restated and Amended Note Purchase Agreement of June 19, 1996, the Restated and Amended Manufacturing Agreement of June 19, 1996, and the Technology Transfer Agreement of June 19, 1996.

     2. RESTATEMENT AND AMENDMENT OF CERTAIN AGREEMENTS AND INSTRUMENTS. The following agreements and instruments (the "Restated and Amended Agreements and Instruments") shall be amended and restated as follows:

           (a) the Restated and Amended Convertible Note of October 10, 1995, the Convertible Note of June 20, 1996 and the Additional Convertible Notes (collectively the "Outstanding Notes") shall be exchanged for, and are thereby amended and restated in their entirety by Note A (as defined in Section 3.1 below);

           (b) the Restated and Amended Security Agreement of June 19, 1996 shall be amended and restated in its entirety by the 1997 Security Agreement (as defined in Section 3.3 below); and

           (c) the Restated and Amended Shareholder Voting Agreement of June 19, 1996 shall be amended and restated in its entirety by the 1997 Shareholder Voting Agreement (as defined under Section 5.9 below).

     3.    NOTES.

           3.1  NOTE A

                (a) INITIAL PRINCIPAL AMOUNT. The Parties agree that, as of the date of this Agreement, the amount of the aggregate unpaid principal of the Outstanding Notes is $11,796,525 (the "Initial Principal Amount"). On the terms and subject to the conditions of this Agreement, the Company agrees to issue to Digi, a note of the Company in the form of Exhibit 1 hereto and in a principal amount equal to the Initial Principal Amount, in consideration of, and in full satisfaction of, the Initial Principal Amount owed by the Company to Digi under the Outstanding Notes. (The Initial Principal Amount is subject to increase from time to time, as described in
     Section 3.1(b) below.) Such note, and any notes issued in exchange or in substitution therefor shall be referred to herein as "Note

     A." The unpaid accrued interest on the Outstanding Notes as of the Closing Date (as defined in Section 4 below) will become additional principal of Note B (as defined in Section 3.2 (b) below).

                (b) ADDITIONAL ADVANCES. At any time and from time to time after the date of this Agreement, but only before the earlier of (i) the Initial Public Offering (as defined in Section 3.4 below) or (ii) December 31, 1998, Digi shall lend to the Company at the Company's request additional amounts up to an aggregate amount of $2,000,000, provided that in each case the conditions for an Additional Advance in Section 5 are satisfied. Each such additional loan shall be referred to herein as an "Additional Advance," and the $2,000,000 maximum aggregate amount of such loans shall be referred to as the "Maximum Aggregate Advance." The Company shall be required to borrow the full amount of the Maximum Aggregate Advance prior to effecting any prepayment, however the Company shall have the right to specify the timing of such borrowings, subject to the provisions of this Section 3.1(b). Each such request by the Company shall (i) be in writing, (ii) specify the amount of the Additional Advance, and (iii) propose a funds transfer date (the "Additional Advance Date") which shall not be less than 10 days after receipt of such request by Digi, without Digi's consent to such reduced notice. Funds in the amount of the Additional Advance shall be transferred by Digi on the Additional Advance Date to the Company either by delivery to the Company of Digi's bank cashier's check drawn on Norwest Bank Minnesota National Association, or wire transfer of same-day funds. Upon receipt by the Company of funds transferred from Digi pursuant to a request for an Additional Advance, the principal amount of Note A shall be increased by the amount of such transferred funds, automatically and without any further action by the Company or by Digi.

                (c) EQUIPMENT LEASE ADVANCES. Any failure by the Company to pay any amount when due under the Equipment Lease and upon the expiration of the ten-day grace period provided therein, shall constitute a request for an Additional Advance equal to such amount, and said amount shall immediately be added to the principal of Note A, unless the aggregate amount of such Additional Advance and all prior Additional Advances under Section 3.1(b) and this Section 3.1(c) would exceed the Maximum Aggregate Advance.

           3.2   NOTE B

                (a) INITIAL PRINCIPAL AMOUNT. On the terms of and subject to the conditions of this Agreement, the Company agrees to issue to Digi a note of the Company in the form of Exhibit 2, which note, and any notes issued in exchange or in substitution therefor, shall be referred to herein as "Note B." The initial principal amount of this Note shall be One Million Eight Hundred Two
 Thousand Six Hundred Twenty Six dollars ($1,802,626) in consideration of, and in complete satisfaction of, the following amounts owed by the Company to Digi:

                      (i) $1,432,626 which the Parties agree is the amount of the aggregate unpaid accrued interest on the Outstanding Notes; and

                      (ii) $370,000, which is the amount agreed by the Parties
                           to be paid to Digi in consideration of certain lease guarantees provided by Digi for the benefit of the Company from time to time prior to the date of this Agreement, and of the Equipment Lease.

The Initial Principal Amount is subject to increase from time to time, as described in Section 3.2(b) below.

                (b) ADDITIONAL PRINCIPAL. As provided in Note A and Note B (each individually referred to hereinafter as a "Note" and together as the "Notes"), the principal amount of Note B shall be increased from time to time, automatically and without any action by the Company or Digi, as the accrued interest on Note A is converted into principal of Note B.

           3.3 SECURITY AGREEMENT. The Company will grant a security interest to Digi in those assets of the Company identified in, and in accordance with the terms of, a Security

Agreement in the form of Exhibit 3 (the "1997 Security Agreement") between the Company and Digi to secure the Company's Obligations (as defined in the 1997 Security Agreement) to Digi.

           3.4 INITIAL PUBLIC OFFERING. For all purposes under this Agreement, the term "Initial Public Offering" shall mean the closing of the first public offering of the Company of shares of Common Stock of the Company in which (i) the aggregate public offering price of the securities sold for cash by the Company in the offering is at least $5,000,000 and (ii) the offering is underwritten on a firm commitment basis by an underwriter, or by a group of underwriters presented by an underwriter or underwriters, which is a member of a recognized stock exchange. Such offering must be conducted either
(x) in the United States pursuant to an effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or (y) outside the United States in full compliance with the laws and regulations applicable to public offerings in the jurisdiction in which the public offering is made and also in full compliance with the Securities Act to the extent applicable thereto. For purposes of this Section 3.4, the term "closing" shall mean the delivery by the Company to the underwriters of certificates representing the shares of Common Stock offered to the public against delivery to the Company by the underwriters of payment therefor, and the term "firm commitment basis" with respect to the underwriting of such public offering shall mean a commitment pursuant to a written underwriting agreement under which the nature of the underwriters' commitment is such that all securities will be purchased by such underwriters if any securities are purchased by such underwriters.

     4. CLOSING. The closing (the "Closing") of the issuance of the Notes by the Company to Digi, shall occur at the offices of Digi at 3:30 p.m. on October 14, 1997, or on such other day or at such other time or place as Digi and the Company shall agree upon (the "Closing Date"). At the Closing, the Company will deliver to Digi the executed copies of the Notes, and Digi will deliver the Outstanding Notes to the Company for cancellation.

     5. CONDITIONS TO CLOSING AND TO ADDITIONAL ADVANCES. Digi's obligations under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of the conditions set forth in Sections 5.1 through 5.10, inclusive. Digi's obligations to make any Additional Advance requested by the Company under Section 3.1(b) above are subject to the fulfillment prior to or on the respective Additional Advance Date of the conditions set forth in Sections 5.1 through 5.5 below, inclusive.

           5.1 NO ERRORS, ETC. The representations and warranties of the Company in Section 6 of this Agreement shall be true in all material respects on the Closing Date or on such Additional Advance Date, as the case may be, as if given as of such Closing Date or such Additional Advance Date, respectively.

           5.2 COMPLIANCE WITH AGREEMENTS. The Company shall have performed and complied with all material agreements or conditions required by this Agreement, by the 1997 Security Agreement and the Equipment Lease, to be performed and complied with by it prior to or as of the Closing Date or the Additional Advance Date, as the case may be.

           5.3 NO EVENT OF DEFAULT BY THE COMPANY. There shall exist at the time of the Closing, or of the Additional Advance Date, as the case may be, no condition or event which would constitute an Event of Default by the Company (as defined in Section 12 below) or which, after notice or lapse of time or both, would constitute an Event of Default.

           5.4   CERTIFICATE OF OFFICERS.

                 (a) In the case of the Closing, the Company shall have delivered to Digi a certificate, dated the Closing Date, executed by the Chief Executive Officer and the Chief Financial Officer of the Company and certifying to the satisfaction of the conditions specified in Sections 5.1, 5.2 and 5.3 hereof.

                 (b) In the case of an Additional Advance, each such request by the Company, pursuant to Section 3.1(b) above, shall be signed by either the Chief Executive Officer or the Chief Financial Officer of the Company.
Such request shall constitute, whether or not affirmatively acknowledged therein, a certification by such officer or other person making such request on behalf of the Company of the satisfaction of the conditions specified in Sections 5.1, 5.2 and 5.3 hereof.

            5.5 QUALIFICATION UNDER STATE SECURITIES LAWS. All registrations, qualifications, permits and approvals required under applicable state securities laws for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Notes, any request for an Additional Advance, and the offer of the Conversion Stock (as defined in Section 6.1 below) shall have been obtained.

           5.6 OPINION OF COUNSEL. As of the Closing Date, the Company shall have delivered to Digi an opinion or opinions of counsel for the Company in form acceptable to counsel for Digi.

           5.7 1997 SECURITY AGREEMENT. Digi and the Company shall have entered into the 1997 Security Agreement.

           5.8 EQUIPMENT LEASE. Digi and the Company shall have entered into the Equipment Lease in the form of Exhibit 4 (the "Equipment Lease").

           5.9 1997 SHAREHOLDER VOTING AGREEMENT. Digi, William H. Costigan ("Costigan"), Robert C. Lind, Ph.D. ("Lind"), and Jonathan A. Henrikssen Sachs, Ph.D. ("Sachs"), shall have entered into a shareholder voting agreement in the form of Exhibit 5 (the "1997 Shareholder Voting Agreement").

           5.10 CO-SALE AGREEMENT. Digi, Lind and Sachs shall have entered into a Co-Sale Agreement in the form of Exhibit 6 (the "Co-Sale Agreement").

     6. REPRESENTATIONS AND WARRANTIES BY COMPANY. Except as disclosed in the disclosure schedule attached as Schedule A hereto (the "Disclosure Schedule"), the Company represents and warrants to Digi that:

           6.1 ORGANIZATION, STANDING, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted. The Company has the requisite corporate power and authority to issue the Notes and the shares of Common Stock into which Note A is convertible and all shares of Common Stock of the Company issued in exchange or substitution therefor (the "Conversion Stock"), and otherwise to perform its obligations under this Agreement, the Notes and the Ancillary Agreements. The copies of the Articles of Incorporation and Bylaws of the Company delivered to Digi or their agents prior to the execution of this Agreement are true and complete copies of the duly and legally adopted Articles of Incorporation and Bylaws of the Company in effect as of the date of this Agreement. As of the date of this Agreement, the Company does not have any direct or indirect equity interest in any other firm, corporation, partnership, joint venture association or other business organization.

           6.2 QUALIFICATION. To the best of its knowledge, the Company is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary, and failure to be so qualified or licensed would have a material adverse impact on its business.

           6.3 COMPLIANCE WITH APPLICABLE LAWS AND OTHER INSTRUMENTS. To the best of the Company's knowledge, neither the execution nor delivery of, nor the performance of or compliance with this Agreement, the Notes or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will conflict with, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of the Company pursuant to, any applicable law, administrative regulation or judgment, order or decree of any court or governmental body, any agreement or other instrument to which the Company is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the Articles of Incorporation or Bylaws of the Company; the Company is not in violation of its Articles of Incorporation or its Bylaws nor in violation of, or in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement in any material respect other than as otherwise disclosed herein.

           6.4 CAPITAL STOCK. The authorized capital stock of the Company consists of 10,000,000 common shares, of which 1,200,409 shares are issued and outstanding; all of these shares were duly authorized, validly issued and are fully paid and nonassessable. In addition, there are outstanding warrants to purchase 44,864 common shares and outstanding options to purchase 205,063 common shares. Other than the foregoing and Note A, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, or other securities which are at any time directly or indirectly convertible or exchangeable for shares of common stock of the Company or other agreements or arrangements of any character or nature whatever, except as otherwise disclosed in the Disclosure Schedule or as contemplated by this Agreement, under which the Company is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in the Company. Neither the offer nor the issuance or sale of the Notes or the Conversion Stock constitutes an event, under any anti-dilution provisions of any securities issued or issuable by the Company or any agreements with respect to the issuance of securities by the Company, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by the Company pursuant to such provisions. No holder of any security of the Company is entitled to any preemptive or similar rights to purchase securities from the Company except as otherwise contemplated by this Agreement, provided, however, that nothing in this Section 6.4 shall affect, alter or diminish any right granted to Digi in this Agreement. To the best of Company's knowledge, all outstanding securities of the Company have been issued in full compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and from the registration and qualification requirements of all applicable state securities laws.

           6.5 CONVERSION STOCK. The Conversion Stock has been reserved for issuance, and when issued upon conversion will be duly authorized, validly issued and outstanding, fully paid, nonassesable and free and clear of all pledges, liens, encumbrances and restrictions, except for those imposed by this Agreement. The certificates representing the Conversion Stock to be delivered upon the conversion of Note A will be genuine, and the Company has no knowledge of any fact which would impair the validity thereof.

           6.6 SECURITIES LAWS. Based in part upon the representations and warranties contained in Section 7 hereof and the advice of the Company's counsel, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the Ancillary Documents or the offer, issuance, sale or delivery of the Notes or the offer of the Conversion Stock other than the qualification thereof, if required, under applicable state securities laws, which qualification has been or will be effected its it condition of these sales. The Company has not, directly or through an agent, offered the Notes or the Conversion Stock, or any similar securities for sale to, or solicited any offers to acquire such securities from, persons other than Digi. Based on the advice of the Company's counsel, under the circumstances contemplated hereby, the offer, issuance, sale and delivery of the Notes and the offer of the Conversion Stock will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

           6.7 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of the Company, and has been duly executed and delivered by authorized officers of the Company. All corporate action necessary to the authorization, creation, issuance and delivery of the Notes, the Conversion Stock, this Agreement and the Ancillary Agreements has been taken on the part of the Company, or will be taken by the Company on or prior to the Closing Date. This Agreement is, and each of the Notes when issued pursuant to the terms of this Agreement will be, and the Ancillary Agreements when executed and delivered pursuant to the terms of this Agreement will be, a valid and binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.

           6.8 NO BROKERS OR FINDERS. No person, firm or corporation has or will have, as a result of any act or omission by the Company, any right, interest or valid claim against or upon the Company or Digi for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. The Company will indemnify and hold Digi harmless against any and all liability with respect to any such commission, fee or other compensation which may he payable or determined to be payable as a result of the actions of the Company in connection with the transactions contemplated by this Agreement.

           6.9 GUARANTEED INDEBTEDNESS. Schedule A includes a complete and correct list of all indebtedness, leases and other liabilities and obligations of the Company which are directly or indirectly guaranteed by Digi, or in respect of which Digi is otherwise directly or indirectly liable, contingent or otherwise, including, without limitation, any such liability or obligation in effect guaranteed by Digi through any agreement (contingent or otherwise) to make payment for any products, materials or supplies (collectively, the "Guaranteed Indebtedness") as of the date of this Agreement. Schedule A also sets forth in dollar amounts the maximum exposure of Digi for the Guaranteed Indebtedness as of the date of this Agreement.

           6.10 LITIGATION. There are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, its properties, assets or business, and the Company is not aware of any facts which are likely to result in or form the basis for any such action, suit or other proceeding, except as disclosed in Schedule A. The Company is not in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality. The Company has not been threatened with any action or proceeding under any business or zoning ordinance, law or regulation.

           6.11 DISCLOSURE. The Company has not withheld from Digi any material facts relating to the assets, business, operations, financial condition or prospects of the Company. No representation or warranty in this Agreement or in any certificate, schedule, written statement or other document furnished to Digi pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading. The Company has regularly disclosed to Digi all material facts regarding its negotiations with Cabletron, AT&T Venture Capital, St. Paul Venture Capital, and AT&T

     7. REPRESENTATIONS AND WARRANTIES OF DIGI. Digi represents and warrants that:

           7.1 INVESTMENT INTENT. The Notes being acquired and to be acquired by Digi hereunder are being purchased or will be purchased, and the Conversion Stock acquired by Digi upon conversion of Note A will be acquired, for Digi's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Digi understands that Note A and the Conversion Stock have not been registered under the Securities Act or any applicable state laws, by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Company upon this exemption is predicated in part upon this representation and warranty. Digi further understands that the Notes and Conversion Stock may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

           Digi understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission") and that in any event Digi may not sell any securities pursuant to Rule 144 prior to the expiration of a one-year period after Digi has acquired the securities. Digi understands that any sales pursuant to Rule 144 may only be made in full compliance with the provisions of Rule 144.

           7.2 LOCATION OF PRINCIPAL OFFICE AND QUALIFICATION AS ACCREDITED INVESTOR. Digi's principal office is located in Minnetonka, Minnesota. Digi qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act. Digi has such knowledge and experience in financial and business matters that Digi is capable of evaluating the merits and risks of the investment to be made hereunder by Digi.

           7.3 ACCESS TO INFORMATION. Digi has and has had access to all of the Company's material books and records, and access to the Company's executive officers has been regularly provided to Digi or to Digi's agents. Two persons designated by Digi have been members of the Company's Board of Directors since October 1995. These representatives participated in the consideration and approval of the Company's business plan dated August 1996 and in the consideration and approval of the AetherWorks August 7, 1997 Business Plan.
The Company has regularly provided Digi with full and ample opportunity to ask questions of representatives of the Company on all matters pertaining to the Company's operations and business plans, including its current negotiations with Cabletron, AT&T Venture Capital, St. Paul Venture Capital, and AT&T. Officers and representatives of the Company have made themselves available to Digi upon request.

           7.4 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of Digi, and has been duly executed and delivered by authorized officers of Digi. All corporate action necessary to the authorization, and delivery of this Agreement has been taken on the part of Digi, or will be taken by Digi on or prior to the Closing. This Agreement is, and when executed and delivered pursuant to the terms of this Agreement will be, a valid and binding agreement of Digi, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.

           7.5 NO BROKERS OR FINDERS. No person, firm or corporation has or will have, as a result of any act or omission by Digi, any right, interest or valid claim against the Company or Digi for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. Digi will indemnify and hold the Company harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of Digi in connection with the transactions contemplated by this Agreement.

     8.    AFFIRMATIVE COVENANTS.  The Company covenants and agrees that:

           8.1 GUARANTEED INDEBTEDNESS. The Company acknowledges and agrees that Digi:

                 (a) shall maintain all its guarantees on all Guaranteed Indebtedness existing as of this Agreement, but may notify all creditors, lessors and other parties, which hold any rights under any Guaranteed Indebtedness that Digi will not guarantee, and prospectively revokes any guarantee by Digi of, any indebtedness, leases or other liabilities or obligations of the Company created after the date of this Agreement; and

                 (b) shall, upon payment or other satisfaction of Guaranteed Indebtedness by Digi have rights of reimbursement, subrogation and exoneration against the Company therefor. These rights shall be in addition to Digi's rights under Section 8.4 below. By way of specifying certain of Digi's rights and not by way of limitation, the Company shall immediately reimburse Digi for any such payment or the amount of any such satisfaction plus the incidental costs to Digi of such payment or satisfaction.

           8.2   PREEMPTIVE RIGHTS.

                 (a) OBLIGATION TO OFFER. Until the Initial Public Offering, if the Company should decide to issue and sell additional shares of any capital stock of the Company or any warrants, securities convertible into capital stock of the Company or other rights to subscribe for or to purchase any capital stock of the Company, other than (i) shares of Common Stock awarded or issued upon the exercise of options granted pursuant to employee and consultant benefit plans adopted by the Company, and the grant of such options themselves, provided that the aggregate number of shares thus awarded and issued and issuable pursuant to the exercise of all such options shall not be in excess of 600,534 (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes effected after the date of this Agreement), (ii) previously-issued warrants for 44,864 shares of Common Stock; and (iii) Conversion Stock issued upon conversion of Note A (all such capital stock, warrants, securities convertible into capital stock and other rights, other than securities referred to in clauses (i) and (ii) above, being hereinafter sometimes collectively referred to as "Additional Securities"), the Company shall first offer to sell to Digi, the same type of securities, at the same price, and with the same payment and other financial terms, and with the same registration rights, co-sale rights and rights of first refusal (if any) as the Company is proposing to issue and sell such Additional Securities to others, Digi's pro rata share (as defined below) of such Additional Securities. Such offer shall be made by written notice given to Digi and specifying therein the number of the Additional Securities being offered, and the purchase price and other terms of such offer. Digi shall have a period of 21 calendar days from and after the date of receipt by it of such notice within which to accept such offer. Failure by Digi to respond within such 21-day period shall be deemed to be a declination of Digi's rights. If Digi elects to accept such offer in whole or in part, Digi shall so accept by written notice received by the Company within such 21-day period. If Digi fails to accept such offer in whole or in part within such 21-day period, any of such Additional Securities not purchased by Digi pursuant to such offer may be offered for sale to others by the Company for a period of 60 days from the last day of such 21-day period, but only on the same terms and conditions as set forth in the initial offer to Digi, free and clear of the restrictions imposed by this Section 8.2.

                 (b) PRO RATA SHARE. For purposes of Section 8.2(a) above, Digi's "pro rata share" is the number of shares of Additional Securities (rounded to the nearest whole share) as is equal to the product of (a) which is
(i) the total number of shares of Common Stock held by Digi and issuable to Digi upon the conversion of the then-outstanding principal balance on Note A held by Digi immediately prior to the issuance of the Additional Securities being offered (the shares issuable upon such conversion being the "Conversion Shares"), divided by (ii) the sum of (x), the total number of shares of Common Stock of the Company outstanding immediately prior to the issuance of the Additional Securities plus (y) the Conversion Shares, and (b) the entire number of Additional Securities being offered.

           8.3   V.MACH AND ARM 1 PROFIT SHARING.

                 (a) SHARE OF PROFITS. The Company and Digi shall share equally in all Profits (as defined in Section 8.3(b) below) of the Company from the V. Mach Technology or the ARM-1 Device (each as defined in Section 8.3(b) below).

                 (b)   Definitions

                 (i) "Profits" shall mean (A) all revenues (whether received in the form of royalties, license fees or some other form, and whether received in the form of cash or some other form of consideration) of the Company from any and all licenses, sublicenses, leases, sales or other transfers by the Company of the V. Mach Technology or the ARM-1 Device to third parties, other than licenses, sublicenses, leases, sales or transfers which are a necessary component of ordinary-course commercial sales by the Company of the ARM-1 Device or of products based on the V.Mach Technology directly to end users of the said technology, or the ARM-1 Device minus (B) all directly-associated expenses of the Company of such license, sublicense, sale, lease or transfer which are incurred after the date of this Agreement, including royalty obligations of the Company with respect to such technology which are existing as of the date of this Agreement but excluding any additional royalty obligations incurred after the date of this Agreement.

                 (ii) The "V.Mach Technology" shall mean the modern transmission technology which is more particularly described in the Letter Agreement dated 7 May 1996 among the Company, BeKo Telekommunikation u Nachrichtentechnik GmbH ("BeKo"), Mr. Thomas Beck ("Beck"), and Professor Dr. Dmitrij Korobkow ("Korobkow") (the "Beko Agreement"), subject only to those pre-existing interests of BeKo and certain third parties identified in the BeKo Agreement, and shall include, without limitation, (i) any physical manifestation of the V.Mach Technology, including production and prototype modems and other communication equipment, or any electronic rendering thereof,
(ii) any physical or electronic documentation pertaining to the V.Mach Technology, including source code, object code, notes, flow charts, formulae, logic diagrams, drawings, reports, printouts and other documentation, whether recorded on paper or electronically, and (iii) rights in connection with or arising from V.Mach Technology, including the V.Mach mark, trade secrets, inventions, improvements and ideas, whether or not patentable, know-how, and material protected by copyright.

                 (iii) The ARM-1 Device shall mean the device based on the Rockwell chipset RC32ACM, dedicated to Mobitex service and to 14.4 kbps data transmission on telephone lines, and shall, include, (i) any physical manifestation of the ARM-1 Device, including production and prototype devices, or any electronic rendering thereof, (ii) any physical or electronic documentation pertaining to the ARM-1 Device, including source code, object code, notes, flow charts, formulae, logic diagrams, drawings, reports, printouts and other documentation, whether recorded on paper or electronically, and (iii) rights in connection with or arising from the ARM-1 device, including any trademarks, trade secrets, inventions, improvements and ideas, whether or not patentable, know-how, and material protected by copyright.

           (c) PAYMENT; AUDIT. Digi's share of Profits described in Section 8.3(a) above shall be remitted immediately to Digi upon receipt of payment thereof by the Company. With each such remittance, the Company shall provide Digi with a reasonably detailed calculation and description of such revenue share. The Company shall, upon written request by Digi, during normal business hours, provide reasonable access to the Company's accounting records that support and document the payments to be made in connection with this Section
8.3 by an independent accounting firm chosen and compensated by Digi, for purposes of audit. Such accounting firm shall be required to sign a non-disclosure agreement acceptable to the Company and shall be authorized to report only the amounts of the share of Profits due and payable for the period requested. If underpayment is greater than five percent (5%) of the amounts due, the Company shall pay the (i) the amount of such shortfall plus (ii) the reasonable accounting fees and expenses incurred in connection with such audit.

           8.4 INDEMNIFICATION. The Company hereby agrees to defend, indemnify and hold harmless Digi against and with respect to:

                 (a) any and all liabilities and obligations arising from or in connection with any and all agreements, contracts or understandings between the Company and any or all of BeKo, Beck, Korobkow, and any stockholder of BeKo, including the BeKo Agreement, and including any liabilities or obligations arising in connection with any disputes or litigation relating to the foregoing, whether or not readily apparent on or prior to the date of this Agreement;

                 (b) any and all Guaranteed Indebtedness whether arising before or after the date of this Agreement; and

                 (c) any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

     In the event any demands or claims are asserted against Digi or any actions, suits or proceedings are commenced against Digi for which the Company is obligated to indemnify Digi under this Section 8.4, then Digi shall give timely notice thereof to the Company; but the omission so to notify the Company will not relieve it from any liability which it may have to Digi hereunder, so long as this failure to provide notice does not substantially prejudice the interests of Company. Upon such notice, the Company shall have the right to participate in, and, to the extent that it may wish, jointly with Digi, assume the defense thereof, with counsel chosen by the Company and satisfactory to Digi; PROVIDED, HOWEVER, if Digi in any action including both the Digi and the Company shall reasonably conclude that there are legal defenses available to Digi which are different from or additional to those available to the Company, or if there is a conflict of interest which would prevent counsel for the Company from also representing Digi, Digi shall have the right to select and be represented by separate counsel reasonably satisfactory to Company. For these purposes Faegre & Benson LLP shall be deemed to be satisfactory to the Company. After notice from the Company to Digi of its election to assume the defense thereof, the Company will not be liable to Digi for any legal or other expense subsequently incurred by Digi in connection with the defense thereof other than reasonable costs of investigation and cooperation, unless (i) Digi shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the Company shall not have employed counsel satisfactory to Digi to represent Digi within a reasonable time after the notice of the demand or claim or the commencement of such action suit or proceeding or (iii) the Company has authorized the employment of counsel for the Digi at the expense of the Company.

           8.5   BOARD OF DIRECTORS

           (a) The Company agrees to submit to its shareholders and its Board of Directors as nominees for election as directors, and in filling interim vacancies on the Board of Directors of the Company, persons designated by Digi, and to solicit votes for such persons in the same manner and to the same degree as votes are solicited for other nominees for election, in the following numbers and during the following periods:

                       (i) Until the first to occur of an Initial Public Offering, December 31, 2000, or payment in full of the Notes and the Equipment Lease:

                 (A) so long as the total number of shares of Common Stock held by Digi and issuable to Digi upon the conversion of the then-outstanding principal balance of Note A (the Conversion Shares) equals or exceeds 25% of the outstanding shares of Common Stock of the Company (including the Conversion Shares), Digi shall be entitled to designate two directors of the Company and to exercise any right of removal or replacement of any such director, and

                 (B) so long as the total number of shares of Common Stock held by Digi and issuable to Digi upon the conversion the then-outstanding principal balance of Note A (the Conversion Shares) are less than 25% of the outstanding shares of Common Stock of the Company (including the Conversion Shares) then Digi shall be entitled to designate one director of the Company and to exercise any right of removal or replacement of any such director.

                       (ii) After the first to occur of an Initial Public
                 Offering, December 31, 2000, or payment in full of the Notes and the Equipment Lease, and for so long as the total number of shares of Common Stock and conversion stock issuable upon conversion of Note A continuously held by Digi equals or exceeds 19% of the outstanding shares of Common Stock of the Company, then Digi shall be entitled to designate one director of the

                 Company and to exercise any right of removal or replacement of any such director.


                 (b) The Company shall reimburse all directors for the reasonable out-of-pocket expenses incurred by them in connection with the attending of meetings or carrying out any other duties that may be specified by the Board of Directors; shall maintain at all times, director and officer liability insurance in an amount of not less than $1 million from a carrier reasonably acceptable to the Board of Directors of the Company; and shall maintain as part of its Articles of Incorporation or Bylaws a provision for the indemnification of its directors to the full extent permitted by law.

           8.6 PUBLIC ANNOUNCEMENTS. Subject to applicable law, any public announcement by either Party relating to this Agreement and the transactions contemplated hereby shall, prior to its release, be submitted to the other Party for review and comment a reasonable time prior to such release (for which purposes two full business days shall in all cases be deemed reasonable); provided, however, that, subject only to providing the other Party such opportunity to review and comment, each Party shall retain the right and authority in its sole discretion to make any such release which it deems appropriate.

           8.7 CORPORATE EXISTENCE. The Company will maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof and of any governmental authority where failure to so comply would have a material adverse impact on the Company or its business or operations.

           8.8 BOOKS OF ACCOUNT AND RESERVES. The Company will keep books of record and account in which full, true and correct entries are made of all of its and their respective dealings, business and affairs, in accordance with generally accepted accounting principles. The Company will employ certified public accountants selected by the Board of Directors of the Company who are "independent" within the meaning of the accounting regulations of the Securities and Exchange Commission, and have recognized national standing, and have annual audits made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company as will satisfy the requirements of the Commission in effect at such time with respect to certificates and opinions of accountants.

           8.9 FURNISHING OF FINANCIAL STATEMENTS AND INFORMATION. The Company will deliver to Digi:

           (a) as soon as practicable, but in any event within 30 days after the close of each quarter of each fiscal year, unaudited consolidated balance sheets of the Company as of the end of such quarter, together with the related consolidated statements of operations and cash flow for such quarter, all in reasonable detail and certified by the principal accounting officer of the Company; and

           (b) as soon as practicable, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company as of the end of such fiscal year, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, all in reasonable detail and duly certified by the Company's independent public accountants, which accountants shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements, provided that the audit may contain a qualification regarding the Company's ability to continue as a going concern or any other generally accepted qualifications for a similar ongoing concern.

           (c) concurrently with the delivery in each year of the financial statements referred to in paragraph (b) of this Section 8.9, a statement and report signed by the independent public accountants who certified such financial statements, to the effect that they have read this Agreement and that in the course of the audit upon which their certificate was based, they became aware of no condition or event which constituted an Event of Default (as defined in Section 12 below) or which, after notice or lapse of time or both, would constitute an Event of Default, or if such accountants did become aware of any such condition or event, specifying the nature and period of existence thereof

           8.10 RESERVATION OF SHARES; REPLACEMENT OF NOTES OR CERTIFICATES REPRESENTING CONVERSION STOCK.

                 (a) The Company shall at all times have authorized and reserved a sufficient number of shares of its Common Stock for the purpose of issue upon the conversion of Note A.

                 (b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Notes or certificates representing Conversion Stock, and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Notes or certificates representing Conversion Stock, as the case may be, the Company will issue replacement Notes or certificates representing Conversion Stock of like tenor, in lieu of such lost, stolen, destroyed or mutilated Notes or certificates representing Conversion Stock.

           8.11 FILING OF REPORTS. The Company will, from and after such time as it has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or has securities registered pursuant to the Securities Act, make timely filing of such reports as are required to be filed by it with the Commission so that Rule 144 under the Securities Act or any successor provision thereto will be available to the security holders of the Company who are otherwise able to take advantage of the provisions of such Rule.

           8.12 RULE 144A. The Company agrees that, upon Digi's request, the Company shall promptly provide (but in any case within 15 days of receipt of a request) to Digi the following information: (a) a brief statement of the nature of the business of the Company and the products and services it offers; (b) the Company's most recent consolidated balance sheets and profit and loss and retained earnings statements, and similar financial statements for such part of the two preceding fiscal years prior to such request as the Company has been in operation (such financial information shall be audited, to the extent reasonably available); and (c) such other information about the Company and its business, financial condition and results of operations as the requesting person shall specify in order to comply with Rule 144A promulgated under the Securities Act and the anti-fraud provisions of the federal and state securities laws. The Company hereby represents and warrants to any such requesting person that the information provided by the Company pursuant to this
Section 8.12 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     9. NEGATIVE COVENANTS. The Company agrees and covenants to be limited and restricted as follows:

           9.1 GUARANTEED INDEBTEDNESS. The Company will not create or take any action that would, directly or indirectly, cause to be created any Guaranteed Indebtedness after the date of this Agreement. The Company shall not amend, extend, renew, change or modify any of the Guaranteed Indebtedness existing as of the date of this Agreement without the prior written consent of Digi; PROVIDED, HOWEVER, that

                (i) the Company may prepay any Guaranteed Indebtedness, in whole or in part, without the consent of Digi and

                (ii) with respect to any of the Guaranteed Indebtedness that relates to the leasing of equipment, the Company may substitute other equipment for the equipment originally leased, in its discretion, without the prior written consent of Digi to the extent that the annual rental value/price of any individual piece of substituted equipment does not exceed the annual rental value/price for the original equipment by more than $15,000 or 5%, whichever is less, and that any such substitution together with all other substitutions shall not cause the total annual rental amount of the agreement to increase in the aggregate by more than the lesser of $25,000 or 5%.

           9.2 DIVIDENDS ON OR REDEMPTION OF CAPITAL STOCK. Prior to the Initial Public Offering, or December 31, 1998, whichever shall first occur, without the prior approval of Digi, the Company will not declare or pay any dividend or make any other distribution on any shares of capital stock, or purchase, redeem or otherwise acquire for any consideration, or set aside a sinking fund or other fund for the redemption or repurchase of any shares of capital stock or any warrants, rights or options to purchase shares of capital stock; provided however that the Company may prepay the Notes in accordance with the terms thereof.

           9.3 OTHER RESTRICTIONS. The Company will not without the prior approval of the Company's Board of Directors:

                 (a) guarantee, endorse or otherwise be or become contingently liable in connection with the obligations, securities or dividends of any person, firm, association or corporation, other than endorse negotiable instruments for collection in the ordinary course of business; or

                 (b) make loans or advances to any person (including without limitation to any officer, director or shareholder of the Company), firm, association or corporation, except loans and advances to the Company and advances to suppliers and employees made in the ordinary course of business; or

                 (c) purchase or invest in the stock or obligations of any other person, firm or corporation; or

                 (d) pay compensation, whether by way of salaries, bonuses, participations in pension or profit sharing plans, fees under management contracts or for professional services or fringe benefits to any officer in excess of amounts fixed by the Board of Directors of the Company prior to any payment to such officer;

     10.   RESTRICTION ON TRANSFER OF SECURITIES.

           10.1 RESTRICTIONS. The Notes and the Conversion Stock are transferable only pursuant to (a) a public offering registered under the Securities Act, (b) Rule 144 (or any similar rule then in effect) adopted under the Securities Act, if such rule is available, and (c) subject to the conditions elsewhere specified in this Section 10, any other legally available means of transfer.

           10.2  LEGEND.

                 (a) Notes. Each Note shall be endorsed with the following legend:

           "The securities evidenced hereby may not be transferred without (i) the opinion of counsel satisfactory to the Company that such transfer may be lawfully made without registration under the Federal Securities Act of 1933 and all applicable state securities laws or (ii) such registration."

(b) Certificates. Upon the conversion of Note A unless the Company receives an opinion of counsel from Digi satisfactory to the Company to the effect that a sale, transfer, assignment, pledge or distribution of the Conversion Stock issuable upon such conversion may be made without registration, or unless such Conversion Stock is being disposed of pursuant to registration under the Securities Act and any applicable state act, the same legend shall be endorsed on the certificate evidencing such Conversion Stock.

           10.3 STOP TRANSFER ORDER. A stop transfer order shall be placed with the Company's transfer agent preventing transfer of any of the securities subject to the legend referred to in Section 10.2 above pending compliance with the conditions set forth in any such legend.

           10.4 REMOVAL OF LEGEND. Any legend endorsed on a certificate or instrument evidencing a security pursuant to Section 10.2 hereof shall be removed, and the Company shall issue a certificate or instrument without such legend to Digi, if such security is being disposed of pursuant to registration under the Securities Act and any applicable state acts or pursuant to Rule 144 or any similar rule then in effect, or if Digi provides the Company with an opinion of counsel satisfactory to the Company to the effect that a sale, transfer, assignment, offer, pledge or distribution for value of such security may be made without registration and that such legend is not required to satisfy the applicable exemption from registration.

11.   REGISTRATION OF SECURITIES

           11.1 DIGI DEMAND FOR REGISTRATION If the Company shall receive a written request therefor from Digi after any initial public offering by the Company but prior to December 31, 2002, the Company shall prepare and file a registration statement under the Securities Act covering the Conversion Stock which is the subject of such request, and shall use its best efforts to cause such registration statement to become effective. The Company shall be obligated to prepare, file and cause to become effective only one registration statement (other than on Form S-3 or any successor form promulgated by the Commission ["Form S-3"]) pursuant to this Section 11.1, and to pay the expenses associated with such registration statements; notwithstanding the foregoing, Digi may require, pursuant to this Section 11.1, the Company to file and to pay the expenses associated with, up to three registration statements on Form S-3, if such form is then available for use by the Company and such record holder or holders. In the event that Digi determines for any reason not to proceed with a registration at any time before a registration statement has been declared effective by the Commission, and such registration statement, if theretofore filed with the Commission, is withdrawn with respect to the Conversion Stock covered thereby, and Digi agrees to bear its own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Conversion Stock, then Digi shall not be deemed to have exercised its right to require the Company to register Conversion Stock pursuant to this Section 11.1.

           If, at the time any written request for registration is received by the Company pursuant to this Section 11.1, the Company has determined to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders, such written request shall be deemed to have been given pursuant to Section 11.2 hereof rather than this Section 11.1, and the rights of Digi covered by such written request shall be governed by Section 11.2 hereof.

           11.2 INCIDENTAL REGISTRATION. Prior to December 31, 2002, each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders (other than a registration statement on a form that does not permit the inclusion of shares by its security holders), the Company will give written notice of its determination to Digi. Upon the written request of Digi given within 30 days after receipt of any such notice from the Company, the Company will, except as herein provided, cause all Conversion Stock for which Digi has requested registration to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by Digi of such Conversion Stock; provided, however, that nothing herein shall prevent the Company from, at any time, abandoning or delaying any such registration initiated by it. If any registration pursuant to this Section 11.2 shall be underwritten in whole or in part, the Company may require that the Conversion Stock requested for inclusion pursuant to this Section 11.2 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If in the good faith judgment of the managing underwriter of such public offering the inclusion of all or any portion of the Conversion Stock originally covered by a request for registration would reduce the number of shares to be offered by the Company or interfere with the successful marketing of the shares of stock offered by the Company, the number of Conversion Stock otherwise to be included in the underwritten public offering may be reduced. Conversion Stock which is thus excluded from the underwritten public offering shall be withheld from the market by Digi for a period of up to 90 days, which the managing underwriter reasonably determines is necessary in order to effect the underwritten public offering.

           11.3 REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of Sections 11.1 and 11.2 hereof to effect the registration of Conversion Stock under the Securities Act, the Company will:

                 (a) prepare and file with the Commission a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                 (b) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                 (c) furnish to Digi and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

                 (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as Digi may reasonably request in writing within 20 days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

                 (e) notify Digi, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                 (f) notify Digi promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

                 (g) prepare and file with the Commission, promptly upon the request of Digi, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for Digi (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Conversion Stock by Digi;

                 (h) prepare and promptly file with the Commission and promptly notify Digi of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                 (i) advise Digi, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

                 (j) not file any amendment or supplement to such registration statement or prospectus to which Digi's legal counsel shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, after having been furnished with a copy thereof at least five business days prior to the filing thereof, unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law; and

                 (k) at the request of Digi, furnish: (i) an opinion, dated as of the closing date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to Digi, covering such matters as such underwriters and Digi may reasonably request; and (ii) letters dated as of the effective date of the registration statement and as of the closing date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to Digi, covering such matters as such underwriters and Digi may reasonably request.

           11.4 OBLIGATION OF COOPERATION. Digi shall have the obligation to cooperate with all reasonable requests of Company in connection with the preparation of and response to all documents contemplated by Section 11.3 above, and timely to provide any information reasonably necessary for the registration contemplated therein.

           11.5 EXPENSES. With respect to each registration requested pursuant to Sections 11.1 and 11.2 hereof and with respect to each inclusion of Conversion Stock in a registration statement pursuant to Sections 11.1 and 11.2 hereof, the Company shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the Company and/or Digi are required to bear such fees and disbursements), all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, and the premiums and other costs of policies of insurance against liability (if any) arising out of such public offering. Fees and disbursements of counsel and accountants for Digi, underwriting discounts and commissions and transfer taxes relating to the shares included in the offering by Digi, and any other expenses incurred by Digi not expressly included above, shall be borne by Digi.

           11.6 INDEMNIFICATION. In the event that any Conversion Stock is included in a registration statement under Section 11.1 or Section 11.2 hereof:

                 (a) The Company will indemnify and hold harmless Digi pursuant to the provisions of this Section 11, its directors and officers, and any underwriter (as defined in the Securities Act) for Digi and each person, if any, who controls Digi or such underwriter within the meaning of the Securities Act, from and against, and will reimburse Digi and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which Digi or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Digi, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                 (b) Digi will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by Digi specifically for use in the preparation thereof.

                 (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 11.6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. Such omission will not relieve the Company of its obligation to indemnify Digi so long as this failure to provide notice does not prejudice the interests of Company. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties, which counsel shall be reasonably satisfactory to the indemnifying party. For these purposes Faegre & Benson LLP shall be deemed to be satisfactory counsel to Digi, and both Fredrikson & Byron and the Law Offices of Joan Squires-Lind shall be deemed satisfactory to the Company. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and cooperation, unless
(i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

     12.   DEFAULT BY THE COMPANY

           12.1 EVENTS OF DEFAULT. Each of the following events shall be an event of default by the Company for purposes of this Agreement, the Notes and the Ancillary Documents (an "Event of Default"):

                 (a) if default shall be made in the punctual payment of the principal or accrued interest on any of the Notes; or

                 (b) if any judgment, writ or warrant of attachment or of any similar process in an amount in excess of $400,000 shall be entered or filed against the Company or against any of its property or assets and either remains unpaid, unvacated, unbonded or unstayed for a period of 30 days or adequate reserves are not established on the Company's books; or

                 (c) if an order for relief shall be entered in any Federal bankruptcy proceeding in which the Company is the debtor, or if bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company and, if instituted against the Company, are consented to or, if contested by the Company, are not dismissed by the adverse parties or by an order, decree or judgment within 60 days after such institution; or

                 (d) if the Company shall default in any material respect in the due and punctual performance of any covenant or agreement in any note (including without limitation any of the Notes), bond, indenture, loan agreement, note agreement, mortgage, security agreement (including without limitation the Security Agreement) or other instrument evidencing or related to indebtedness for borrowed money, and such default shall continue for more than the period of notice and/or grace, if any, therein specified and shall not have been waived; or

                 (e) (i) if any representation or warranty made by or on behalf of the Company in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof shall prove to have been untrue or incorrect in any material respect as of the date of this Agreement or as of any Closing Date, or (ii) if any report, certificate, financial statement or financial schedule or other instrument prepared or purported to be prepared by the Company or any officer of the Company furnished or delivered under or pursuant to this Agreement after the Closing Date shall prove to be untrue or incorrect in any material respect as of the date it was made, furnished or delivered; or

                 (f) if default shall be made by the Company in the due and punctual performance or observance of any other term contained in this Agreement, any Note or in any Ancillary Agreement, which is to be performed or observed by the Company, and such default shall not have been remedied, or the Company shall have not taken steps to remedy such default to Digi's reasonable satisfaction, within 15 days after written notice thereof to the Company by Digi.

           12.2  REMEDIES UPON EVENTS OF DEFAULT OF THE COMPANY

                 (a)   Note A

                 (i) Upon the occurrence of an Event of Default under Sections 12.1(a), 12.1(b),12.1(d), 12.1(e), or 12.1(f) the Company shall have a period of ninety days (90 days) in which to cure said Event of Default. Thereupon, unless such Event of Default shall have been cured, or waived by Digi, Digi shall be entitled by notice to the company to declare the principal of Note A to be immediately due and payable.

                 (ii) Upon the occurrence of an Event of Default of the Company described in Section 12.1(c) Note A shall immediately become due and payable without presentment, demand or notice of any kind.

                 (b)   Note B

                 (i) Upon the occurrence of an Event of Default under Sections 12.1(a), 12.1(b), 12.1(d), 12.1(e), or 12.1(f) the Company shall have a period of thirty days (30 days) in which to cure said Event of Default. Thereupon, unless such Event of Default shall have been cured, or waived by Digi, Digi shall be entitled by notice to the Company to declare the principal and accrued interest of Note B to be immediately due and payable.

                 (ii) Upon the occurrence of an Event of Default of the Company described in Section 12.1(c) the Note shall immediately become due and payable without presentment, demand or notice of any kind.

           12.3  NOTICE OF DEFAULTS TO BE GIVEN BY COMPANY.

                 (a) When, to its knowledge, any Event of Default has occurred or exists, the Company agrees to give prompt written notice of such Event of Default to Digi, but in any event within ten business days.

                 (b) When, to its knowledge, an Event of Default under Sections 12.1(a), (b), (c), (d) or (f) is imminent, which default could be avoided by the prompt securing of interim financing, the Company agrees to give prompt written notice of such prospective Event of Default, and to consult with Digi about alternative possibilities for obtaining interim financing.

           12.4 SUITS FOR ENFORCEMENT; REMEDIES CUMULATIVE AND NOT WAIVED BY DIGI. In case an Event of Default shall have occurred and be continuing, Digi may proceed to protect and enforce its rights under this Section 12 by suit in equity or action at law. No right, power or remedy conferred upon Digi shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or by any such security now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Company and Digi and no delay in exercising any right, power or remedy conferred hereby or by any such security or now or hereafter existing at law or in equity or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy; provided, however, that this sentence shall not be construed or applied so as to negate the provisions and intent of any statute which is otherwise applicable.

     13. SURVIVAL OF CERTAIN COVENANTS. The obligations of the Company under Section 8 (other than its obligations under Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.10(b), 8.11 and 8.12 above) shall notwithstanding any provisions hereof apparently to the contrary, terminate and be of no further force or effect from and after the earlier of the repayment in full of the Notes or the Initial Public Offering.

     14. CONSENTS; WAIVERS AND AMENDMENTS. With the written consent of either Party hereto, any obligation of the other Party to this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), and by mutual written consent the Parties may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of any supplemental agreement or modifying in any manner the rights and obligations of either Party.

     15. CHANGES, WAIVERS, ETC. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the Party against which enforcement of the change, waiver, discharge or termination is sought.

     16. PAYMENT OF FEES AND EXPENSES. Each Party will bear the out-of-pocket expenses incurred by it in connection with the transactions herein contemplated, including without limitation the fees and out-of-pocket expenses of counsel.

     17. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or mailed certified mail, return receipt requested, registered or certified mail. Notices shall be effective upon receipt.

                 (a) if to Digi, addressed to it at 11001 East Bren Road, Minnetonka, MN, Attn: Chief Financial Officer, or at such other address as Digi may specify by written notice to the Company, or

                 (b) if to the Company, addressed to it at 445 Minnesota Street, Suite 2400, St. Paul MN 55101-2139, Attn: Dr. Jonathan A. Henrikssen Sachs, with a copy to the Law Offices of Joan Squires-Lind, 6 rue du Foin, 75003 Paris France or to such other addresses as the Company may specify by written notice to Digi, and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given when delivered, if delivered personally, or, if sent by first class postage prepaid registered or certified mail, when received.

     19. SUCCESSORS AND ASSIGNS. Neither this Agreement, nor any of the rights or obligations thereunder, shall be assignable without the prior written consent of the other Party. However any transferee of at least 25% of the Conversion Stock shall be entitled, without the Company's consent, and together with Digi and all other transferees of at least 25% of the Conversion Stock, to the benefits of demand registration rights for such Conversion Stock provided by Section 11.1, and any transferee of at least 10% of the Conversion Stock shall be entitled, without the Company's consent, and together with Digi and all other transferees of at least 10% of the Conversion Stock to the benefits of the incidental registration rights for such Conversion Stock provided by Section 11.2.

     20. HEADINGS. The headings of the Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

     21. CHOICE OF LAW. It is the intention of the Parties that the laws of Minnesota shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties.

     22. COUNTERPARTS. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                       DIGI INTERNATIONAL INC.


                                       By   /s/  Jerry A. Dusa
                                         ------------------------------------
                                         Name: Jerry A. Dusa
                                         Its: President & C.E.O.

                                         AETHERWORKS CORPORATION




                                       By   /s/  Robert C. Lind
                                         -------------------------------------

                                         Name: Robert C. Lind, Ph.D.
                                         Its: Director

                                   SCHEDULE A

                      Guaranteed Indebtedness (Section 6.9)

                                 Dollar Amount Guaranteed as of October 14, 1997
Sanwa Leasing Corporation
P 0 Box 7023
Troy MI 48007-702                        $      569,158.07

Carlton Financial Corporation            $    1,832,725.83
7831 Glenroy Road, #102
Edina MN 55349

Koll Real Estate Company                 $      250,000.00 - letter of credit
30 East Seventh Street
St. Paul MN 55101

Central Computer Systems Inc.            $      26,114.40 - four months rent
3777 Stevens Creek Boulevard
Santa Clara CA 95051

The Carlton lease contains an obligation to purchase the leased equipment at 20% of the Lessor's Total Cost at the end of the lease period. The amount is $382,304.94.

                            Litigation (Section 6.10)

The Company received written notice from Sun Microsystems Company on 30 May
1997 of its intention to initiate litigation in the US District Court for the Northern District of California, San Jose Divison, and in the State of Minnesota, District Court, County of Hennepin, Fourth Judicial District, in connection with a commercial dispute concerning approximately $2,000,000 of computer equipment. On information and belief, this dispute has been resolved, through the payment of certain sums of money by Digi International Inc. to Sun Microsystems Computer Company. The equipment in question is the subject of the Equipment Lease referred to in Section 5.8 of this Agreement. On information and belief, releases have been obtained in favor of both Digi International Inc. and AetherWorks Corporation, but these releases have not been reviewed or received by AetherWorks. The source of the Company's information and belief is information received from Digi International Inc.